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                                                                 EXHIBIT 21

         SUBSIDIARIES OF HEIDRICK & STRUGGLES INTERNATIONAL, INC.

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
                                                         State or
                                                        Country of     % of
Name                                                     Domicile    ownership
----                                                  -------------- ---------
Heidrick & Struggles Espana, Inc.                     Illinois         100%
Heidrick & Struggles AB                               Sweden           100%
Heidrick & Struggles OY                               Finland          100%
Heidrick & Struggles International SRL                Italy             99%
Heidrick & Struggles Sp.zoo                           Poland           100%
Heidrick & Struggles s.r.o.                           Czechoslovakia   100%
Heidrick & Struggles BV                               Netherlands      100%
Heidrick & Struggles Consultores de Gestao Lda        Portugal          99%
Heidrick & Struggles AG                               Switzerland      100%
Heidrick & Struggles AS                               Norway           100%
Heidrick & Struggles Unternehmensberatung GmbH & Co.  Germany          100%
 KG
Heidrick & Struggles Unternehmensberatung             Germany          100%
 Verwaltungs-GmbH
Heidrick & Struggles Ltd.                             Israel            99%
ESE Consultants S.A.                                  France            94%
Mulder & Partner Interim Management GmbH              Germany
 58.82% owned by Heidrick & Struggles
 Unternehmensberatung GmbH & Co. KG
IMA-JMP Anzeigenangentur GmbH                         Germany
 100% owned by Heidrick & Struggles
 Unternehmensberatung GmbH & Co. KG
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